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Exhibit 99(d)(4)

[Firepond Logo]

September 2, 2003

Mr. Doug Croxall
Acclaim Financial Group

        Re: Firepond/Acclaim Financial Group

Dear Mr. Croxall:

        In connection with the proposed discussions between Acclaim Financial Group and Firepond, Inc. concerning a possible business transaction (the "Proposed Transaction"), we have agreed to exchange certain financial, operational and other information concerning our respective companies, including their affiliates (hereinafter referred to as "Evaluation Materials"). We have also agreed that these discussions will proceed in strict confidence and that any verbal conversations between us will be considered confidential and be protected in a manner at least as protective as the terms and conditions of this agreement.

        We have agreed to proceed with our discussions concerning the Proposed Transaction with the understanding, and subject to the requirement, that each of us will abide by the terms of this Confidentiality Agreement (this "Agreement") and that any Evaluation Materials which one party (the "Disclosing Party") discloses to the other party (the "Receiving Party"), whether furnished before or after the date of this Agreement, will be held in accordance with the provisions hereof.

        The term Evaluation Materials shall include any notes, analyses, compilations, financial documents, legal documents, product documents, studies or other documents or records prepared by the Receiving Party which contain, are based on, reflect or are generated from information supplied by the Disclosing Party in connection with our discussions. The term Evaluation Material shall not include, however, any information which is or becomes (i) generally available to the public other than as a result of a disclosure in violation of this Agreement, (ii) available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that such source is not known by the Receiving Party, after due inquiry, to be prohibited from disclosing the information to the Receiving Party by a contractual, legal or fiduciary obligation to the Disclosing Party, (iii) which is disclosed by Disclosing Party to unaffiliated third parties without similar restrictions, or (iv) which is independently developed by Receiving Party. The term "person" as used in this Confidentiality Agreement shall be broadly interpreted to include, without limitation, any corporation, limited liability company, partnership or individual.

        Except as otherwise expressly provided in this Agreement, (i) all Evaluation Materials shall be held in strict confidence by the Receiving Party, (ii) neither party will disclose, or permit any Representative (as such term is defined below) to disclose to any person the fact that Evaluation Materials have been exchanged, that discussions or negotiations concerning the Proposed Transaction are being held, or any of the terms, conditions or other facts with respect to the Proposed Transaction, including the status thereof, and (iii) all Evaluation Materials shall be used by the Receiving Party solely for the purpose of evaluating and negotiating the Proposed Transaction. The foregoing notwithstanding, (i) the Receiving Party may disclose Evaluation Materials to its directors, officers, employees, attorneys, accountants, consultants, financial advisors and other representatives (collectively referred to as "Representatives") who, in the Receiving Party's reasonable judgment, need to know such information for the purpose of evaluating or negotiating the Proposed Transaction, it being understood that, prior to any disclosure of

Firepond, Inc.
8009 34th Avenue South
Minneapolis, Minnesota 55431 USA
www.firepond.com

Evaluation Materials to any Representative, such Representative shall be informed of the terms of this Agreement and of the confidential nature of the Evaluation Materials and shall agree to act in accordance with the terms of this Agreement, and (ii) either party may, after consultation with the other party, make any such public disclosure of our discussions as such party believes in good faith, with the concurrence of such party's legal counsel, is required by law or the requirements of any stock exchange on which such party's securities are traded. Each of us agrees to cause our respective Representatives to observe the terms of this Agreement and to be responsible for any breach of this Agreement by our respective Representatives.

        Without limiting the generality of the foregoing, we understand and agree that our discussions concerning the Proposed Transaction may constitute "material nonpublic information" with respect to both of our companies, and we will advise our respective Representatives who are aware of our discussions that disclosure of our discussions to others or buying or selling stock of either of our companies prior to the public disclosure of our discussions, may constitute a violation of federal and state securities laws.

        To the extent the Receiving Party or any of its Representatives are requested or required (orally or in writing, by interrogatory, subpoena, civil investigatory demand or any similar process relating to any legal proceeding, investigation, hearing or otherwise) to disclose any Evaluation Materials, the Receiving Party will provide the Disclosing Party with prompt notice in advance of such disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement, and the Receiving Party shall cooperate with the Disclosing Party in pursuing any such course of action. In the event that such protective order or other remedy is not obtained, or if the Disclosing Party waives compliance with the provisions of this Agreement, the Receiving Party will furnish only such information as the Receiving Party is legally required to disclose and will exercise its best efforts to obtain assurance that confidential treatment will be accorded to any information which it is required to disclose.

        If either of us decides not to proceed with the Proposed Transaction, each of us agrees to inform the other promptly of that decision. Upon the written request of the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party and/or destroy all Evaluation Materials provided by the Disclosing Party which are in the Receiving Party's or its Representatives' possession or control, without retaining any copy, extract or reproduction thereof and shall, upon written request of the Disclosing Party, confirm such return and/or destruction in writing. Notwithstanding the return and/or destruction of the Evaluation Materials, the Receiving Party and its Representatives will continue to be bound by the confidentiality and other obligations created hereby.

        Each of us also agrees that, without the prior consent of the other party, neither of us, nor any of our respective Representatives, will, directly or indirectly, (i) contact any employee, customer or representative of the other party concerning the Evaluation Materials, the Proposed Transaction, any aspect of the other party's business, prospects or finances, or any other related matter (except for contacts made in the ordinary course of business) while our discussions are continuing, or (ii) for a period of twelve months from the date hereof, solicit any officer or other employee of the other party for employment (except in instances where such employee or officer has responded unilaterally to a general advertisement). Each party further agrees not interfere with the other party's employment relationship with any such person.

        Notwithstanding anything herein to the contrary, each party hereto (and each affiliate and person acting on behalf of any such party) agrees that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.

This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction), or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

        We acknowledge and agree that there would be no adequate remedy at law for, and that irreparable harm would result from, any material breach of the provisions of this Agreement. Accordingly, we agree that, in the event of such a breach by one party, the other party shall be entitled to injunctive relief and to specific enforcement of the terms and provisions hereof, in addition to any other remedy to which such other party may be entitled at law or in equity. It is further understood and agreed that no failure to or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise of any such right, power or privilege. If any action is initiated to enforce any of the provisions hereof, the prevailing party shall be entitled to reimbursement of all costs and expenses, including the reasonable fees and expenses of legal counsel, incurred by it in connection therewith.

        Neither party is making any representation or warranty as to the accuracy or completeness of the Evaluation Materials provided by such party. Only those representations and warranties contained in the final definitive agreement covering the Proposed Transaction, when, as and if executed, and subject to such limitations as may be specified therein, will have any legal effect. Each of us agree that unless and until a definitive agreement with respect to any transaction has been executed and delivered, neither of us will be under any legal obligation of any kind whatsoever to proceed with such a transaction, whether by virtue of this Agreement, or any other written or oral expression with respect to the Transaction or otherwise.

        Each of us agrees that no failure or delay by either of us in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

        This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to agreements made and to be performed within such State. Any disputes initiated by either party shall be governed by the courts, State or Federal, residing in Minneapolis, Minnesota.

        This Agreement shall govern all Evaluation Materials received by the Receiving Party through to the date on which either of us receives from the other written notice that subsequent communications shall not be so governed.

        Any notice required to be given under this Agreement shall be deemed received upon personal delivery, overnight delivery by a reputable carrier, or confirmed facsimile delivery.

        This Agreement contains the entire agreement between us concerning the confidentiality of the Evaluation Materials, and no modifications of this Agreement or waiver of the terms and conditions hereof will be binding upon either of us, unless approved in writing by each of us.

        The obligations of this Agreement shall expire two years from the date first set forth above.

        Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this Agreement shall become a binding agreement between us.

Sincerely:

Firepond, Inc.

/s/  DAVID PRIDHAM

David Pridham
General Counsel
Phone: +1.952.229.2358
Facsimile: +1. 952.229.2302

Agreed and accepted as of this 2nd day of September, 2003:
Acclaim Financial Group
By:	/s/ DOUGLAS B. CROXALL
Title:	Managing Member

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  Exhibit 99(d)(4)